AXP Stock Fund, Inc.

EXHIBIT INDEX

Exhibit (11)     Opinion and consent of counsel.

Exhibit (16)(a)  Directors/Trustees Power of Attorney, dated January 13, 2000

Exhibit (16)(b)  Officers' Power of Attorney, dated January 13, 2000

Exhibit (16)(c)  Trustees' Power of Attorney, dated January 13, 2000

Exhibit (16)(d)  Officers' Power of Attorney, dated January 13, 2000